Exhibit 99.1

National Realty and Mortgage, Inc. Acquires Daqing Sunway Technology Co., Ltd. and Completes $6.7 Million Placement

DAQING, PRC, June 7 /PRNewswire-FirstCall/ -- National Realty and Mortgage, Inc. (the 'Company')(OTC Bulletin Board: NRMG) today announced the acquisition on June 6, 2007 of World Through Limited, a British Virgin Islands corporation which, through its wholly-owned subsidiary Sunway World Through Technology (Daqing) Co., Ltd., a wholly foreign owned entity organized under the laws of the People's Republic of China, controls Daqing Sunway Technology Co., Ltd. ('Sunway'), a Chinese operating company, through a series of contractual arrangements. These contracts give the Company, through its subsidiaries, control over Sunway's business, personnel and finances as if it were an indirectly wholly-owned subsidiary. Sunway is in the business of designing, manufacturing and selling logistic transport systems and medical dispensing systems and equipment. Its principal product is a pneumatic tube logistic transport system which is principally used by hospitals and other medical facilities.

Also on June 6, 2007, the Company completed a private placement of $6.7 million through the sale of shares of its newly designated Series B Convertible Preferred Stock and attached warrants. Subject to certain restrictions, the Series B Convertible Preferred Stock is convertible into an aggregate of 4,962,963 shares of common stock upon the occurrence of an 86.3035-for-one reverse stock split and will represent approximately 26% of the Company's outstanding common stock at that time. Along with the Series B Convertible Preferred Stock, the Company sold five series of warrants, including Series A, B, J, C and D warrants to purchase an aggregate of 4,962,963, 2,481,481, 4,496,644, 4,962,963 and 2,248,322 shares of the Company's common stock, respectively. Each of the Series A, B, C and D warrants will expire on June 5, 2012. Each Series J warrant will expire on June 5, 2008. The Series C and D warrants are exercisable only upon the exercise of the Series J warrants. The warrant exercise prices are: $1.76 (Series A), $2.30 (Series B), $1.49 (Series J), $1.94 (Series C) and $2.53 (Series D).

Over the past two years, Sunway's business has shown significant growth, with revenues increasing to $8,914,139 for the year ended December 31, 2006 from $5,047,365 the prior year. Revenues for the three months ended March 31, 2007 were $2,467,228. For the fiscal year ended December 31, 2006, Sunway's net profits were $4,029,553, compared to $2,352,996 for the fiscal year ended December 31, 2005. For the three months ended March 31, 2007, Sunway's net profits were $1,187,031.

Liu Bo, Chief Executive Officer of the Company, stated: 'The closing of our reverse merger transaction and financing provide us with the working capital we need to not only continue the growth of the Sunway business, but to accelerate that growth. We can now focus on meeting existing demand for our products, as well as accelerating marketing efforts to increase our market share both in the PRC and abroad.'

Forward-looking Statements

Statements made in this news release may contain forward-looking statements concerning the Company's business and products. Actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

SOURCE National Realty and Mortgage, Inc.